                                                                    EXHIBIT 11.1


                           HMT TECHNOLOGY CORPORATION

           STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE (1)
                      (In thousands, except per share data)


                                                          QUARTER ENDED        SIX MONTHS ENDED
                                                           SEPTEMBER 30,          SEPTEMBER 30,
                                                       1998         1997      1998         1997
                                                       ----         ----      ----         ----
                                                          (Unaudited)            (Unaudited)
      Basic:
      Weighted average shares outstanding
         for the period......................         43,570       41,832     43,461      41,484
                                                      ------      -------     ------     -------
      Shares used in computing per share
         amounts.............................         43,570       41,832     43,461      41,484
                                                      ======      =======     ======     =======
      Net income available for common
         stockholders........................           $505      $19,064     $1,597     $34,433
                                                      ======      =======     ======     =======
      Net income available for common
         stockholders per share..............          $0.01        $0.46      $0.04       $0.83
                                                      ======      =======     ======     =======
      Diluted:
      Weighted average shares outstanding
         for the period......................         43,570       41,832     43,461      41,484
      Net effect of dilutive stock options-
         based on the treasury stock method
         using average market price..........          1,680        2,965      1,804       2,977
      Assumed conversion of 53/4%
         convertible subordinated notes......             --        9,684         --          --
                                                      ------      -------     ------     -------
      Shares used in computing per share
         amounts.............................         45,249       54,482     45,264      54,145
                                                      ======      =======     ======     =======
      Net income available for common
         stockholders........................           $505      $19,064     $1,597     $34,433
                                                      ======      =======     ======     =======
     Add 5 3/4% convertible subordinated
         note interest, net of interest
         capitalized and income tax effect...             --        1,541         --       2,876
                                                      ------      -------     ------     -------
     Net income available for common
         stockholders........................           $505      $20,705     $1,597     $37,309
                                                      ======      =======     ======     =======
     Net income available for common
         stockholders per share..............          $0.01        $0.38      $0.04       $0.69
                                                      ======      =======     ======     =======

(2) Diluted EPS for the three and six months ended September 30, 1998 does not assume conversion of the Company's 5 3/4% convertible subordinated notes, as the effect would be anti-dilutive.


                                       15